Exhibit 99.1

Andrew Corporation 3 Westbrook Corporate Center, Suite 900, Westchester, IL USA 60154 Tel: + 1 708 236 6600 www.andrew.com

Andrew Corporation Reports Wireless Infrastructure Sales Growth in

Second Quarter Fiscal 2007; Announces Intent to Sell Satellite

Communications Business

Second Quarter Fiscal 2007 Highlights

•	Total sales increased 4% to $503 million, compared to the prior year second quarter, a record second fiscal quarter for the company

•	Wireless Infrastructure sales increased 5% to $472 million, compared to the prior year second quarter

•	Gross margin was 20.8%, compared to 20.6% in the prior year second quarter. Excluding relocation and start-up costs associated with the new Joliet, Illinois facility, non-GAAP gross margin was 22.4%

•	Net loss was $0.01 per share, including $0.10 per share of significant expense items

•	The company repurchased 1 million shares of common stock at an average price of $10.34 per share

•	Cash flow from operations increased to $22 million, compared to $13 million in the prior year second quarter

•	Company updates financial guidance for fiscal 2007

WESTCHESTER, IL, May 3, 2007 – Andrew Corporation, a global leader in communications systems and products, reported total sales of $503 million and a net loss of $2.0 million, or $0.01 per share, for the second quarter fiscal 2007. Wireless Infrastructure sales increased 5% and gross margins improved compared to the prior year second quarter, despite continued challenges in the North American market and relocation and start-up costs associated with the new Joliet, Illinois facility. Higher income taxes contributed to the loss in the quarter, which compared to net income for the prior year second quarter of $3.6 million, or $0.02 per share.

In addition, the company intends to sell its Satellite Communications business, which comprised 6% of the company’s overall revenues for the second quarter. The company has received initial indications of interest from several potential buyers. The final terms of any divestiture transaction will be subject to board approval, and there can be no assurance as to the terms, timing or consummation of any such transaction.

“As we previously guided, the first half of our fiscal year has been challenging due to consolidation issues with two significant North American customers, volatile commodity costs and a number of important facility start-ups and relocations,” said Ralph Faison, president and chief executive officer, Andrew Corporation. “While our revenue growth for the quarter was modest in our seasonally weakest quarter, we are pleased that we have been able to replace reduced revenues of over $130 million to those two customers in the first half of our fiscal year with significant increases in volume with other customers and in other geographies. We also have been able to recover a significant portion of our higher commodity costs incurred during the quarter.

“In addition, we have executed well on two significant facility relocations this year. Our new world-class cable facility in Joliet is in production, on budget and ahead of our expectations and our new factory in India is also in production and ramping up well, helping to serve the unprecedented demand we are experiencing in India. As we look ahead, we believe that Andrew is well-positioned to continue to be the supplier of choice on a global basis to serve the needs of wireless operators and infrastructure original equipment manufacturers (OEMs). While we believe that our North American business is starting to improve and should help drive a stronger second half, we remain cautious about our prospects in that geography if we do not see meaningful sequential improvement from the two customers where we have had significant weakness for the last two quarters. Finally, we continue to deliver on our goal of improving gross margins consistent with our previous guidance. We expect higher levels of business in the June and September quarters and anticipate improved operating leverage on that seasonal uptick.

“Over the last five years, we have reengineered Andrew’s manufacturing footprint by transitioning most of our facilities to new state-of-the-art factories, in most cases to lower-cost labor locations. The company is well-positioned to benefit from operational efficiencies, as the restructuring of our global supply chain is largely behind us.”

The following table is a summary of significant items impacting the comparability of earnings per share amounts for the fiscal quarters ended March 31, 2007 and March 31, 2006. The per share impact of items for the current quarter is calculated on a pre-tax basis, as no tax benefit was recognized for losses in the U.S. and Italy. There were approximately 156 million shares outstanding during the quarter. For the prior year second quarter, an effective tax rate of 30.2% was used and there were approximately 160 million diluted shares outstanding.

Summary of Significant (Expense)

	Fiscal Quarter Ended March 31,
Items Impacting Results	2007	2006
Intangible Amortization	$(0.03)	$(0.02)
Restructuring Charges	(0.01)	(0.01)
Litigation Expenses	(0.01)	—
Orland Park Relocation & Joliet Start-Up Costs	(0.05)	—

Total	$(0.10)	$(0.03)

Second Quarter Financial Summary

Wireless Infrastructure sales increased 5%, to $472 million, versus the prior year second quarter due to strong demand for antenna and cable products, which included the impact from the Precision Antennas and EMS Wireless acquisitions, the implementation of price increases on cable products and a favorable foreign exchange impact, which were partially offset by weaker sales of certain base station components.

Total orders of $503 million decreased 8% from the prior year second quarter due mainly to a reduction in orders for active products, which was partially offset by an increase in orders for antenna and cable products. Orders were down in the Americas, partially offset by strong orders in Asia Pacific across all product categories. Ending backlog was 6% lower at $285 million compared to the prior year second quarter, partially due to the completion of the first phase of an international geolocation project.

The company made significant progress in exiting its Orland Park facility and transitioning to its new Joliet, Illinois cable facility during the quarter. Approximately $8 million of relocation and start-up costs, including unabsorbed overhead for lost production and duplicate facilities, were incurred during the quarter, which reduced gross margin by approximately 160 basis points. Excluding these costs, non-GAAP gross margin was 22.4%, compared 20.6% in the prior year second quarter. Gross margin increased versus the prior year second quarter due to increased sales, improved recovery of raw material costs through price increases and operational improvements in most major product areas.

Operating income for the quarter was $8.9 million, or 1.8% of sales, compared to $8.6 million, or 1.8% of sales in the prior year second quarter. Excluding significant items, non-GAAP operating income for the quarter was $24.3 million, or 4.8% of sales, compared to $14.3 million, or 3.0% of sales, in the prior year second quarter.

Research and development expenses were $27.0 million, or 5.4% of sales, in the second quarter, compared to $26.8 million, or 5.6% of sales, in the prior year second quarter. Sales and administrative expenses increased to $62.4 million, or 12.4% of sales, in the second quarter, compared to $58.3 million, or 12.1% of sales, in the prior year second quarter. Sales and administrative expenses increased in absolute dollars and as a percentage of sales due mainly to costs associated with supporting sales growth in emerging markets, developing direct-to-carrier channels, impact from acquisitions and increased legal expenses for litigation related to a specific intellectual property matter.

Intangible amortization increased to $5.5 million in the second quarter, compared to $4.4 million in the prior year second quarter due primarily to amortization of intangible assets associated with the company’s acquisitions of Precision Antennas and EMS Wireless. Other expenses decreased to $2.6 million in the second quarter, compared to $3.5 million in the prior year second quarter.

The reported tax rate for the second quarter was 131%, due primarily to losses in the United States and Italy for which the company cannot record current tax benefits. The concentration of significant losses in countries for which the company cannot record current tax benefits in the second quarter resulted in a higher tax rate for the quarter than is anticipated on a full year basis. The company currently anticipates the full year tax rate will be in the range of 44% to 46%. Due to these losses, the tax rate for the quarter increased versus a reported rate of 30.2% in the prior year second quarter.

Average shares outstanding decreased to approximately 156 million from approximately 160 million in the prior year second quarter primarily due to shares that have been repurchased by the company. During the second quarter of fiscal 2007, the company repurchased 1.0 million shares of common stock at an average price of $10.34, including commissions and fees. The company repurchased 4.4 million shares over the last twelve months and has approximately 5.4 million additional shares available for repurchase under an existing authorized repurchase program.

Company Announces Intent to Sell Satellite Communications Business

The company has retained an investment bank, CIBC World Markets Corp., to help explore strategic alternatives for its Satellite Communications business and intends to sell the business. “During the last two quarters, we made meaningful progress in rationalizing and right-sizing this business and believe that we have positioned it for improved performance in the future,” said Faison. “In exploring strategic alternatives, we have received several indications of interest for Satellite Communications. As a result, we have decided to pursue a sale of the business. Similar to the recent sale of our broadband cable assets, which we completed subsequent to the end of the second quarter, this decision allows management to focus all of its time, attention and resources on our core wireless infrastructure products and solutions.”

The final terms of any divestiture transaction are subject to board approval, and there can be no assurance as to the terms, timing or consummation of any such transaction.

If a sale of the Satellite Communications business had been completed as of the beginning of the second quarter of fiscal 2007, the company estimates its summary operating results would have been as follows:

	Fiscal Quarter Ended March 31, 2007
$ millions	As Reported GAAP	SatCom	Ex SatCom Non-GAAP
Sales	$503	$31	$472
Gross Profit	105	3	102
- %	20.8%	8.2%	21.7%
Operating Expenses	96	7	89

Operating Income (Loss)	9	(4)	13

Net (Loss) Income per Share	$(0.01)	$(0.02)	$0.01

The company has provided additional financial details for the second quarter of fiscal 2007 in the tables below:

Results by Major Region, Reporting Segment and Customer Information

	Fiscal Quarter Ended March 31,
Sales by Region ($ in millions)	2007	2006	% Change	% Total
Americas	$222	$264	(16)	44
Europe, Middle East, Africa (EMEA)	189	155	22	38
Asia Pacific	92	63	46	18

Total	$503	$482	4	100%

Sales in the Americas decreased 16% versus the prior year second quarter due mainly to a reduction in spending by two North American customers who were in the process of consolidating during the quarter. EMEA increased 22% from the prior year second quarter due to strength in Africa and the Middle East, approximately $14 million of additional revenue from the acquisition of Precision Antennas and a favorable impact of approximately $10 million resulting from a weaker U.S. dollar compared to European currencies. Asia Pacific increased 46% versus the prior year second quarter due mainly to growing demand in India, China, Japan and Korea from OEMs and operators supporting network expansions and upgrades.

	Fiscal Quarter Ended March 31,
Sales by Segment ($ in millions)	2007	2006	% Change	% Total
Antenna and Cable Products	$319	$266	20	64
Satellite Communications	31	31	0	6

Total Antenna and Cable	350	297	18	70

Base Station Subsystems	81	120	(33)	16
Network Solutions	25	27	(7)	5
Wireless Innovations	47	38	24	9

Total Wireless Network Solutions	153	185	(17)	30

Total	$503	$482	4%	100%

Antenna and Cable Products increased 20% versus the prior year second quarter due mainly to cable price increases, strong demand in EMEA and Asia Pacific across most product lines, and the impact from the acquisitions of Precision Antennas and EMS Wireless. Satellite Communications was flat compared to the prior year second quarter due to increased sales of earth station electronics and VSAT antennas, which were offset by lower direct-to-home satellite products sales. Base Station Subsystems sales decreased 33% versus the prior year second quarter due primarily to weakness in base station component sales to certain OEM customers who were in the process of consolidating and a decline in sales to certain North American operators. Network Solutions decreased 7% versus the prior year second quarter due mainly to a decline in geolocation equipment sales in North America, which was partially offset by a significant increase in international geolocation sales due to the completion of the first phase of a major project. Wireless Innovations increased 24% due mainly to strong repeater sales in all geographies.

Customer Information

The top 25 customers represented 70% of sales compared to 69% in the prior quarter and 67% in the prior year second quarter. Major OEMs accounted for 41% of sales compared to 41% in the prior quarter and 38% in the prior year second quarter. Ericsson represented more than 10% of the company’s sales for the quarter and Alcatel-Lucent, Nokia, Siemens and Sprint Nextel each represented more than 5% of the company’s sales for the quarter.

	Fiscal Quarter Ended March 31,
Operating Income (Loss) by Segment ($ in millions)	2007	2006
Antenna and Cable Products	$44	$30
Satellite Communications	(4)	(4)

Total Antenna and Cable	40	26

Base Station Subsystems	(12)	3
Network Solutions	4	6
Wireless Innovations	9	6

Total Wireless Network Solutions	1	15

Sub-Total	$41	$40

Unallocated Sales and Administrative Costs	(27)	(28)
Intangible Amortization	(5)	(4)

Total Operating Income	$9	$9

Antenna and Cable Products operating income increased due mainly to a 20% increase in segment sales, price increases on certain cable products and the impact from the acquisitions of Precision Antennas and EMS Wireless. Satellite Communications operating loss was unchanged versus the prior year second quarter as higher gross margins were offset by modestly lower sales and higher research and development expenses. Base Station Subsystems experienced an operating loss compared with operating profit in the prior year second quarter due mainly to significant weakness in base station component sales to consolidating OEM customers in North America and EMEA and a decline in sales to certain North American operators, which were partially offset by sales growth in Asia Pacific and Latin America. In addition to the decline in sales, significantly lower overhead absorption and higher product rationalization costs also contributed to the operating loss. Network Solutions operating income decreased versus the prior year second quarter due mainly to a decline in geolocation equipment sales in North America, which was partially offset by a significant increase in international geolocation sales. Wireless Innovations operating income increased versus the prior year second quarter due mainly to a 24% increase in segment sales, improved gross margin and better product mix.

“We are pleased with the operational improvements in most of our major product groups, despite continuing low volume in base station components,” said Faison. “As volume recovers, we expect to obtain better overhead absorption in that business. At the same time, our ongoing cost reduction and product rationalization process remains a top priority to get this business back to acceptable levels of profitability. While the year-to-date losses in this business were driven by very unusual factors, we are in the process of reviewing all of our product lines in Base Station Subsystems for ongoing strategic importance and acceptable levels of financial performance. In addition, a significant portion of the company’s recorded goodwill is related to this business. We are analyzing all appropriate information to ascertain if there has been any material goodwill impairment and would promptly disclose any such material impairment.”

Balance Sheet and Cash Flow Highlights

Cash flow from operations was $21.8 million in the second quarter, compared to $13.4 million in the prior year second quarter. Accounts receivable were $512 million and days’ sales outstanding (DSOs) were 90 days at March 31, 2007, compared to $535 million and 89 days at December 31,

2006. The increase in DSOs in the current quarter was primarily due to the geographic mix of sales. Inventories were $398 million and inventory turns were 4.0x at March 31, 2007, compared to $427 million and 3.8x at December 31, 2006. Inventories decreased and inventory turns improved compared to the prior quarter due partially to the planned inventory build in the prior quarter associated with the company’s Orland Park, Illinois facility relocation to Joliet, Illinois.

Capital expenditures decreased to $13.3 million in the second quarter compared to $20.8 million in the prior year second quarter primarily due to the fact that the company is nearing completion of two significant cable and antenna facility moves.

Cash and cash equivalents were $127 million at March 31, 2007, compared to $100 million at December 31, 2006. Cash and cash equivalents increased from the prior quarter due mainly to an increase in cash flow from operations.

Total debt outstanding and debt to capital were $366 million and 19.5% at March 31, 2007, compared to $386 million and 20.3% at December 31, 2006. During the quarter, the company amended the operating lease agreement for its new Joliet, Illinois facility, which served to reduce the amount of debt previously recorded on the balance sheet by approximately $30 million.

Fiscal 2007 Outlook

The company is providing the following update to its annual guidance for fiscal 2007.

Sales are anticipated to range from $2.20 billion to $2.30 billion, excluding any significant rationalization of product lines or significant acquisitions. The company’s guidance has not been adjusted for the possible sale of the Satellite Communications business due to the uncertainty related to the terms, timing or consummation of such a transaction. The company continues to expect gross margin expansion of at least 100 basis points for the full year versus the prior year on both a GAAP and non-GAAP basis, and anticipates another $0.05 per share in relocation and start-up costs to be incurred for the Joliet, Illinois facility in the third fiscal quarter.

At March 31, 2007, the company had fixed-price purchase commitments that covered approximately 20 million pounds of copper, or 62% of the company’s estimated remaining fiscal 2007 requirements.

The company currently anticipates the effective tax rate for the year will be in the range of 44% to 46%, based on the anticipated full year results. The reported tax rate for future quarters may be volatile due to the mix of earnings and losses by taxing jurisdiction. The company expects substantial improvement in the tax rate in the second half of fiscal 2007, based on historical trends and anticipated higher levels of earnings and/or reduced losses in the United States and Italy.

Based on this revised guidance, GAAP earnings per share are now anticipated to range from $0.32 to $0.38 for the full year, including estimated intangible amortization expense of approximately $0.11 per share, estimated restructuring charges of approximately $0.07 per share, litigation expenses of approximately $0.02 per share, provision for a quality matter of approximately $0.01 per share, Orland Park relocation and Joliet start-up costs of $0.10 per share and an anticipated gain of approximately $0.06 per share related to the sale of the second of two parcels of land that comprise the Orland Park, Illinois manufacturing facility. These items are calculated on a pre-tax basis, as no tax benefit or expense is expected to be recognized for these items for the year. Excluding these items, non-GAAP earnings per share are now anticipated to range from $0.57 to $0.63 for the full year.

Attached to this news release is preliminary unaudited financial information for the second quarter fiscal 2007.

Conference Call Webcast

Andrew Corporation will host a conference call to discuss its second quarter fiscal 2007 financial results on Thursday, May 3, 2007, at 8:00 a.m. CDT. Investors can participate via a live webcast over the Internet at www.andrew.com. A replay of the audio webcast will be made available for 90 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P MidCap 400 company founded in 1937.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would”, “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook” or “continue,” the negative of these terms or other similar expressions and include, among others, statements in the introduction and statements under the captions “Second Quarter Financial Summary”, “Company Announces Intent to Sell Satellite Communications Business”, “Balance Sheet and Cash Flow Highlights” and “Fiscal 2007 Outlook”. Forward-looking statements are based on currently available information and involve risks, uncertainties and assumptions, many of which are beyond the company’s control, which could cause actual results to differ materially from those expected. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the company’s ability to consummate the intended divestiture of its SatCom business, including the terms and timing of any such transaction, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which is incorporated herein by reference, and elsewhere in reports that the company files or furnishes with the SEC. The company cannot guarantee future results, levels of activity, performance or achievement. Recognize these forward-looking statements for what they are; do not rely on them as facts. This release speaks only as of its date, and the company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures, which are financial measures of Andrew’s performance that exclude or include amounts thereby differentiating these measures from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP). Andrew believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of supplemental information used by management in its financial and operational decision making. Below are reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP measures.

	Fiscal Quarter Ended March 31,
	2007	2006
Reported GAAP Net (Loss) Income per Share	$(0.01)	$0.02
Intangible Amortization	0.03	0.02
Restructuring Charges	0.01	0.01
Litigation Expenses	0.01	—
Orland Park Relocation & Joliet Start-Up Costs	0.05	—

Total Items	0.10	0.03

Adjusted (non-GAAP) Net Income per Share	$0.09	$0.05

The following table shows the Company’s reconciliation of GAAP to non-GAAP gross margin for the fiscal quarter ended March 31, 2007 and March 31, 2006.

	Fiscal Quarter Ended March 31,
($ in thousands)	2007	2006
GAAP Gross Profit	$104,799	$99,417
Gross Margin %	20.8%	20.6%
Adjustment:
Orland Park Relocation & Joliet Start-Up Costs	8,027	—
Gross Margin Impact-%	1.6%	—
Adjusted (non-GAAP) Gross Margin	22.4%	20.6%

The following table shows the Company’s reconciliation of GAAP to non-GAAP operating income for the fiscal quarter ended March 31, 2007 and March 31, 2006.

	Fiscal Quarter Ended March 31,
($ in thousands)	2007	2006
Reported GAAP Operating Income	$8,884	$8,588
% of Sales	1.8%	1.8%
Intangible Amortization	5,460	4,429
Restructuring Charges	1,372	1,362
Litigation Expenses	870	—
Gain on Sale of Assets	(331)	(72)
Orland Park Relocation & Joliet Start-Up Costs	8,027	—
Adjusted (non-GAAP) Operating Income	$24,282	$14,307
% of Sales	4.8%	3.0%

The following table shows the Company’s reconciliation of GAAP to non-GAAP estimated earnings per share for the fiscal year ending September 30, 2007.

Forward-Looking Fiscal Year Ending September 30, 2007
Estimated GAAP Earnings Per Share	$0.32 to $0.38
Adjustments:
Estimated Intangible Amortization Expense	0.11
Estimated Restructuring Charges (1)	0.07
Litigation Expenses	0.02
First Quarter Provision for Quality Matter	0.01
Orland Park Relocation & Joliet Start-Up Costs	0.10
Anticipated Gain on Sale of Land (2)	(0.06)

Estimated Non-GAAP Earnings Per Share	$0.57 to $0.63

(1)	Primarily related to the restructuring of the filter product supply chain.

(2) Related to the sale of the second of two parcels of land which comprise the Orland Park, Illinois manufacturing facility.

END

Investor Contact:	News Media Contact:
Lisa Fortuna, Andrew Corporation	Rick Aspan, Andrew Corporation
+1 (708) 236-6507 or lisa.fortuna@andrew.com	+1 (708) 236-6568 or publicrelations@andrew.com

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Sales	$502,721	$481,653	$1,024,906	$996,352
Cost of products sold	397,922	382,236	798,616	779,929

Gross Profit	104,799	99,417	226,290	216,423
Operating Expenses
Research and development	26,979	26,792	54,288	54,751
Sales and administrative	62,435	58,318	128,461	120,022
Intangible amortization	5,460	4,429	11,331	9,548
Restructuring	1,372	1,362	7,899	861
(Gain) loss on sale of assets	(331)	(72)	(516)	1,389

	95,915	90,829	201,463	186,571
Operating Income	8,884	8,588	24,827	29,852
Other
Interest expense	4,383	4,139	8,506	7,908
Interest income	(1,330)	(1,351)	(2,595)	(2,232)
Other (income) expense, net	(452)	687	447	533

	2,601	3,475	6,358	6,209

Income Before Income Taxes	6,283	5,113	18,469	23,643
Income taxes	8,241	1,544	22,974	5,231

Net Income (Loss)	$(1,958)	$3,569	$(4,505)	$18,412
Basic Net Income (Loss) per Share	$(0.01)	$0.02	$(0.03)	$0.12
Diluted Net Income (Loss) per Share	$(0.01)	$0.02	$(0.03)	$0.11

Average Shares Outstanding
Basic	156,293	159,530	156,686	159,873
Diluted	156,293	160,260	156,686	160,486
Orders Entered	$502,614	$548,852	$993,216	$1,030,197
Total Backlog	$285,413	$303,000	$285,413	$303,000

PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2007	September 30, 2006
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$127,157	$169,609
Accounts receivable, less allowances (March 2007 - $7,500; September 2006 - $7,112)	512,081	557,834
Inventory	397,968	388,296
Other current assets	56,272	37,282
Assets held for sale	17,582	—

Total Current Assets	1,111,060	1,153,021
Other Assets
Goodwill	913,436	882,666
Intangible assets, less amortization	49,349	47,205
Other assets	46,196	62,018
Property, Plant and Equipment
Land and land improvements	23,166	22,578
Buildings	143,033	160,244
Equipment	582,710	566,482
Allowance for depreciation	(513,574)	(485,293)

	235,335	264,011

TOTAL ASSETS	$2,355,376	$2,408,921

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$242,641	$324,295
Accrued expenses and other liabilities	115,172	115,952
Compensation and related expenses	50,050	60,596
Restructuring	8,563	6,167
Income tax payable	7,041	5,433
Notes payable and current portion of long-term debt	115,803	55,443
Liabilities related to assets held for sale	4,263	—

Total Current Liabilities	543,533	567,886
Deferred Liabilities	48,719	43,382
Long-Term Debt, less current portion	250,251	290,378
SHAREHOLDERS’ EQUITY
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 162,476,513 shares issued at March 31, 2007 and September 30, 2006, including treasury stock)	1,625	1,625
Additional paid-in capital	686,403	684,868
Accumulated other comprehensive income	62,579	37,743
Retained earnings	831,793	836,298
Treasury stock, at cost (6,811,695 shares at March 31, 2007 and 5,215,977 shares at September 30, 2006)	(69,527)	(53,259)

Total Shareholders’ Equity	1,512,873	1,507,275

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,355,376	$2,408,921

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Cash Flows from Operations
Net Income (Loss)	$(1,958)	$3,569	$(4,505)	$18,412
Adjustments to Net Income (Loss)
Depreciation	14,869	14,332	29,136	28,192
Amortization	5,460	4,429	11,331	9,548
Gain on sale of assets	(331)	(72)	(516)	(100)
Restructuring costs	(1,851)	(770)	1,874	(2,130)
Stock based compensation	2,738	1,944	5,454	4,045
Change in Operating Assets and Liabilities
Accounts receivable	26,037	(6,123)	65,214	(3,694)
Inventory	40,090	1,117	21,669	(12,885)
Other assets	(2,092)	(2,362)	(23,725)	(6,118)
Accounts payable and other liabilities	(61,140)	(2,670)	(110,624)	(23,657)

Net Cash From (Used for) Operations	21,822	13,394	(4,692)	11,613
Investing Activities
Capital expenditures	(13,269)	(20,835)	(33,231)	(33,181)
Acquisition of businesses	956	(9,063)	(48,670)	(9,063)
Investments	5,220	—	5,220	(1,722)
Proceeds from sale of property, plant and equipment	10,190	539	10,580	1,777

Net Cash From (Used for) Investing Activities	3,097	(29,359)	(66,101)	(42,189)
Financing Activities
Long-term debt payments, net	(569)	(690)	(26,305)	(7,610)
Notes payable borrowings, net	10,273	1,701	69,867	17,839
Payments to acquire common stock for treasury	(10,336)	—	(20,425)	(17,600)
Stock purchase and option plans	167	3,016	167	3,019

Net Cash (Used for) From Financing Activities	(465)	4,027	23,304	(4,352)
Effect of exchange rate changes on cash	2,330	3,476	5,037	1,086

Increase (Decrease) for the Period	26,784	(8,462)	(42,452)	(33,842)
Cash and Equivalents at Beginning of Period	100,373	163,400	169,609	188,780

Cash and Equivalents at End of Period	$127,157	$154,938	$127,157	$154,938